UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 19, 2006

HyperFeed Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-13093	36-3131704
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

300 South Wacker Drive, Suite 300, Chicago, Illinois		60606
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	312-913-2800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 19, 2006, HyperFeed Technologies, Inc., a Delaware corporation ("HyperFeed"), its wholly-owned subsidiary, HyperFeed Acquisition Holdings, Inc., a Delaware corporation ("Acquisition Holdings"), and Exegy Incorporated, a Delaware corporation ("Exegy"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which HyperFeed and Exegy have agreed to combine their businesses through a merger of Exegy and Acquisitions Holdings (the "Merger"). Exegy will survive the Merger as a wholly-owned subsidiary of HyperFeed.

Pursuant to the terms of the Merger Agreement, all outstanding shares of Exegy preferred stock shall be converted into shares of Exegy common stock and thereafter all shares of Exegy common stock shall be converted into a number of shares of common stock of HyperFeed determined based upon a calculation more particularly described in the Merger Agreement (the "Exchange Calculation"). It is the intent of the Exchange Calculation that, and upon completion of the Merger, the holders of Exegy will receive an aggregate of 50% of the equity of HyperFeed on a fully diluted basis. All options to acquire common stock of Exegy currently outstanding under Exegy’s stock option agreements will convert into options to acquire shares of common stock HyperFeed based on the Exchange Calculation. As of the date of the Merger Agreement, the percentage of Exegy common stock subject to options exceeds the percentage of HyperFeed common stock subject to options. Since the parties desire such percentages to be equal, HyperFeed will reserve a sufficient numbers of shares of HyperFeed common stock for issuance pursuant to stock option plans to ensure that such percentage is equal. No fractional shares shall be issued as a result of the Merger, but in lieu thereof, each stockholder who would otherwise receive a fractional share will be paid cash by HyperFeed in a amount equal to the value of such fraction based upon the average closing price of HyperFeed Common Stock on the OTC bulletin board for each of the twenty (20) trading days prior to the date of the Merger Agreement. The Merger is intended to be treated as a tax-free reorganization under applicable United States tax law.

The Merger Agreement contains customary representations, warranties and covenants of both HyperFeed and Exegy. The Merger Agreement also contains a covenant that PICO Holdings, Inc., the majority stockholder of HyperFeed ("PICO") and the stockholders of Exegy shall contribute to the respective companies, in exchange for capital in HyperFeed and Exegy (as the case may be), an amount sufficient that both HyperFeed and Exegy shall have cash and marketable securities of at least $5,000,000.

Consummation of the Merger is subject to customary conditions, as well as other conditions relating to (i) HyperFeed and Exegy’s stockholders entering into a conditional purchase agreement, a form of which is attached hereto as Exhibit 2.2, pursuant to which Exegy’s stockholders, upon satisfaction of certain performance targets by HyperFeed, shall have the right to purchase from HyperFeed a certain amount of common stock of HyperFeed, and (ii) HyperFeed consummating a transaction pursuant to which it ceases to be a reporting company under the U.S. Securities and Exchange Act of 1934, as amended. Additionally, prior to the consummation of the Merger, HyperFeed shall have caused PICO to convert its secured convertible promissory note issued by HyperFeed to PICO in the original principal amount of $10,000,000 on March 30, 2006 (the "2006 Note"). The 2006 Note will be converted immediately prior to the consummation of the Merger in exchange for shares of HyperFeed Common Stock in accordance with its terms.

The respective Boards of Directors of HyperFeed and Exegy has approved the Merger. The Merger and the Merger Agreement has been approved, in accordance with Section 228 of the Delaware General Corporation Laws and Section 1.11 of its Bylaws, by written consent of its majority stockholder, PICO, and therefore proxies for approval will not be solicited from its other stockholders. In connection with the execution of the Merger Agreement, certain significant stockholders of Exegy executed an agreement to vote their shares in favor of the Merger and the Merger Agreement. In addition, Exegy will undertake to obtain the requisite stockholder approval for the Merger from its other stockholders entitled to vote on this transaction.

The summary of the terms of the Merger Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable
(b) Not applicable
(c) Not applicable
(d) Exhibits

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HyperFeed Technologies, Inc.

June 23, 2006	By:	Gemma Lahera

Name: Gemma Lahera
Title: Principal Accounting Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated June 19, 2006, among HyperFeed Technologies, Inc., HyperFeed Acquisition Holdings, Inc., and Exegy Incorporated
2.2	Exhibit B to Merger Agreement, Form of Conditional Purchase Agreement
99.1	Press release of HyperFeed Technologies, Inc. dated June 20, 2006